AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 2007

REGISTRATION NO. 333-147215

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMAGEWARE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0224167
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

10883 Thornmint Road

San Diego, CA  92127

(858) 673-8600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

S. James Miller, Jr.

Chief Executive Officer

ImageWare Systems, Inc.

10883 Thornmint Road

San Diego, CA 92127

(858) 673-8600

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carl Sanchez, Esq.

Paul, Hastings, Janofsky & Walker, LLP

3579 Valley Centre Drive

San Diego, California  92130

(858) 720-2500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement, as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.01 per share	3,500,610	$1.66	$5,811,012.60	$178.40	(3)

(1)

The amount is comprised of (i) 2,016,666 shares of the Registrant’s common stock held by certain selling stockholders named in the prospectus contained herein and any supplements thereto, (ii) 210,528 shares of the Registrant’s common stock issuable upon conversion of the Registrant’s Series D preferred stock held by certain selling stockholders named in the prospectus contained herein and any supplements thereto, and (iii) 1,273,416 shares of the Registrant’s common stock issuable upon exercise of warrants outstanding on the date hereof and held by certain selling stockholders named in the prospectus contained herein, and any supplements thereto, 113,834 of which are immediately exercisable and 1,008,333 of which are exercisable beginning March 26, 2008. The Registrant is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. The Registrant will, however, receive the exercise price of the warrants if and when the warrants are exercised for cash. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of the Registrant’s common stock as may be issuable with respect to the shares being registered hereunder to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act.  The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high ($1.68) and low ($1.64) sales prices of the Registrant’s common stock on November 5, 2007, as reported on the American Stock Exchange.  It is not known how many shares will be sold under this registration statement or at what price or prices such shares will be sold.

(3)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to Form S-3 Registration Statement is being filed solely for the purpose of including a revised opinion of Paul, Hastings, Janofsky and Walker LLP, counsel for the Registrant.  This Amendment No. 1 does not modify any provision of the Prospectus constituting Part I of the Registration Statement.  Accordingly, such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by the registrant in connection with the sale of the common stock covered by this prospectus other than any sales commissions or discounts, which expenses will be paid by the selling stockholders.  All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$179
Legal fees and expenses	40,000
Accounting fees and expenses	5,000
Printing expenses	20,000
Miscellaneous fees and expenses	5,000
Total	$70,179

Item 15.  Indemnification of Directors and Officers

The registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The registrant’s certificate of incorporation and bylaws provide for the indemnification of directors and officers of the Registrant to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

•                                          or any transaction from which the director derives an improper personal benefit;

•                                          for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•                                          for improper payment of dividends or redemptions of shares; or

•                                          for any breach of a director’s duty of loyalty to the corporation or its stockholders.

The registrant’s certificate of incorporation and bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the registrant upon delivery to the registrant of an undertaking if required by the DGCL, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the registrant.

At present, there is no pending litigation or proceeding involving any of the registrant’s directors, officers or key employees as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any of its officers or directors.

The registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16.  Exhibits

Number	Exhibit
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1**	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in their opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in signature page hereto)

** Previously filed.

Item 17.  Undertakings

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to Registration Statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 20th day of November, 2007.

IMAGEWARE SYSTEMS, INC.

By:	/s/ Wayne Wetherell
Wayne Wetherell
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

*	Chief Executive Officer and Chairman of the	November 20, 2007
S. James Miller, Jr.	Board of Directors (Principal Executive Officer)

/s/ Wayne Wetherell	Senior Vice President, Administration and	November 20, 2007
Wayne Wetherell	Chief Financial Officer (Principal Financial and Accounting Officer)

*	Director	November 20, 2007
John Callan

*	Director	November 20, 2007
David Carey

*	Director	November 20, 2007
Patrick J. Downs

	*	Director	November 20, 2007
G. Steve Hamm

	*	Director	November 20, 2007
John L. Holleran

	*	Director	November 20, 2007
David Loesch

* By:	/s/ Wayne Wetherell		November 20, 2007
Wayne Wetherell
Attorney-in-fact

EXHIBIT INDEX

Number	Exhibit
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1**	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in their opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in signature page hereto)

** Previously filed.